Exhibit 99.1

NEWS
1300 Main Street, P.O. Box 130 • Atchison, Kansas 66002-0130	RELEASE
913.367.1480 • 800.255.0302 • Fax 913.367.0192
www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ

Contact:	Steve Pickman
913-367-1480

FOR IMMEDIATE RELEASE:  TIM NEWKIRK NAMED CHIEF OPERATING OFFICER AT MGP INGREDIENTS

ATCHISON, Kan., March 16, 2006—Ladd Seaberg, president and chief executive officer of MGP Ingredients, Inc. (Nasdaq/MGPI) has announced the appointment of Tim Newkirk to the newly created position of chief operating officer of the company effective April 1, 2006. The appointment was approved today by the company’s Board of Directors.

Newkirk, 37, began his career with MGP Ingredients in 1991, serving initially as a distillery shift manager and later as a process engineer, project engineer and quality control manager at the company’s Atchison plant. He was promoted to manager of the company’s Pekin, Ill., plant in 1997. In the spring of 2000, Newkirk accepted the position of vice president of operations for the former High Plains Corporation, an ethanol production company located in Wichita, Kan. He became vice president of global operations for Abengoa Bioenergy S.L. following that company’s acquisition of High Plains in January, 2002. He was promoted to chief operating officer of Abengoa Bioenergy Corporation in August, 2003 and held that position until his return to MGP Ingredients as director of operations this past fall.

“Through the years, Tim has acquired considerable business experience and greatly expanded his executive management abilities,” Seaberg said. “These qualities combined with his familiarity with our company will enable him to make a quick and effective transition to the new and important position of chief operating officer at MGP Ingredients. I am very pleased that he has accepted this appointment and will be able to perform an even more significant role in helping lead our company into the future.”

In his capacity as chief operating officer, Newkirk will primarily be responsible for overseeing operations at the company’s Atchison and Pekin plants, where the majority of the company’s protein and starch ingredients and all of its distillery products, including both food grade and fuel grade alcohol, are produced. He additionally will oversee sales and marketing functions in the company’s distillery products segment and specialty food ingredients area.

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ADD 1—TIM NEWKIRK

“I am deeply grateful for the confidence that Ladd, our board and management have shown by supporting my move into the role of chief operating officer,” Newkirk said. “Despite my temporary absence from MGP Ingredients in recent years, I have always felt a strong attachment to this company, its heritage and, most importantly, its people. I feel very fortunate to now have the opportunity to perform a more substantial role in working with the staff and employees here to grow our business and strengthen our efforts to return value to our stockholders.”

A native of Pittsburg, Kansas, Newkirk spent most of his youth in Atchison and graduated from Atchison High School in 1986. He received a bachelor of science degree in engineering management from the University of Missouri-Rolla in 1991 and completed studies toward a master’s degree in business administration from the Olin School of Business at Washington University, St. Louis, last month. Newkirk and his wife, Tanya, reside in Atchison and are the parents of two sons, Tyler, 14, and Cole, 11.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. These include specialty proteins and starches for use in food and non-food applications, and food grade and fuel grade alcohol. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan., that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

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